EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

JANONE INC.,

a Nevada. corporation,

STI MERGER SUB INC.,

a Delaware corporation,

SOIN THERAPEUTICS, LLC,

a Delaware limited liability company, and

A.MOL Soin, M.D.

Dated December 28, 2022

TABLE OF CONTENTS

ARTICLE I THE NIERGER 2

1.1
The Merger 2
1.2
Closing Deliveries 3
1.3
Effect on Company Securities 4
1.4
Payment Procedures 5
1.5
No Further Ownership Rights in the Company Membership Interests 6
1.6
Transfer Truces 6
1.7
Withholding Rights 6
1.8
Taking of Necessary Action; Further Action 7

ARTICLE II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY 7

2.1
Organization, Standing, Power, and Subsidiaries 7
2.2
Capital Structure 7
2.3
Authority; Non-contravention 8
2.4
Financial Statements; No Undisclosed Liabilities 8
2.5
Absence of Changes 9
2.6
Litigation 9
2.7
Restrictions on Business Activities 9
2.8
Compliance with Laws; Governmental Permits 9
2.9
Title to, Condition and Sufficiency of, Assets; Real P10perty 10
2.10
Intellectual Property 10
2.11
Taxes 14
2.12
Employee Benefit Plans and Employee Matters 17
2.13
Interested-Party Transactions 17
2.14
Insurance 17
2.15
Books and Records. T 17
2.16
Material Contracts 17
2.17
Transaction Fees 18
2.18
FDA Matters 18
2.19
No Other Representations or Warranties 20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER AND THE MERGER SUB 20

3.1
Organization and Standing 20
3.2
Authority; Non-contravention 20
3.3
Issuance of Shares 21
3.4
No Prior Merger Sub Operations 21
3.5
Capitalization 21
3.6
Acquirer SEC Reports; Financial Statements 21
3.7
Tax Treatment 22
3.8
Transaction Fees 22
3.9
No Other Representations or Warranties 22

ARTICLE IV ADDITIONAL AGREEMENTS 23

4.1
Conduct of the Business 23
4.2
Confidentiality; Public Disclosure 25
4.3
Expenses 26
4.4
Tax Matters 26
4.5
Indemnification 28
4.6
Further Action 28
4.7
Access 29
4.8
Third-Party Consents; Notices 29
4.9
Form 8832 Election 29

4.10
No Solicitation 29
4.11
29
4.12
Certificate of Designation 31
4.13
Notification 31
4.14
Securities Filings 31
4.15
Post-Closing Activities of the Sole Owner 31

ARTICLE V CONDITIONS PRECEDENT 31

5.1
Conditions Precedent to Obligations of the Acquirer and the Merger Sub to the Closing 31
5.2
Conditions Precedent to Obligations of the Company to the Closing 32

ARTICLE VI INDE:M:NIFICATION 33

6.1
Indemnification 33
6.2
Indemnifiable Damage Threshold; Other Limitations 34
6.3
Period for Claims; Survival Period. 34
6.4
Claims..................., 35
6.5
Resolution of Objections to Indemnification Claims 36
6.6
Third-Party Claims 36
6.7
Payment of Indemnifiable Damages 37
6.8
Treatment of Indemnification Payments 37
6.9
Effect of Investigation ..............................:..., 37

ARTICLE VII TERMINATION 37

7.1
Termination 37
7.2
Effect of Termination 38

ARTICLE VIII GENERAL PROVISIONS 38

8.1
Notices 38
8.2
Interpretation 39
8.3
Amendment 40
8.4
Waiver 40
8.5
Counterparts................................................................................................., 40
8.6
Entire Agreement; Parties in Interest. 40
8.7
Assignment 41
8.8
Severability 41
8.9
Remedies Cumulative; Specific Performance 41
8.10
Governing Law; Submission to Jurisdiction; Consent to Service of Process 41
8.11
WAIVER OF JURYTRIAL 42

Exhibit A

Definitions

Exhibits

Exhibit B Exhibit C Exhibit D Exhibit E

Form of Certificate of Merger

Company Closing Financial Certificate Template Required Actions

Form of Series S Convertible Preferred Stock Certificate of Designation

Schedules

Company Disclosure Letter

iii

AGREEMENT AND PLAN. OF MERGER

THISAGREEMENT AND PLAN OF MERGER (this “Agreement') is made and entered into as of December 28, 2022 (the "Agreement Date'), among JanOne Inc., a Nevada corporation ("Acquirer'), STI Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer ("Merger Sub"), Soin Therapeutics, UC, a Delaware limited liability company (the "Company'), and Amal Soin M.D. a resident of the State of Ohio (the “Sole Owner'). Certain other terms used herein are defined in Exhibit A.

RECITALS

A.
This Agreement contemplates a reverse triangular merger of Merger Sub with and into the Company in a transaction intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

B.
The Acquirer, the Merger Sub, and the Company intend to effect a merger of the Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of the Acquirer (the "Merger') in accordance with this Agreement, the DGCL, and the DLLC.

C.
The Sole Owner is the only member of the Company and has carefully considered the terms of this Agreement and has (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger (collectively, the "Transaction'),upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and him and (2) approved this Agreement and the Merger in accordance with Applicable Law.

D.
The respective Boards of Directors of Acquirer (the “Acquirer Board') and the Merger Sub (the "Merger Sub Board') have each unanimously: (1) determined that it is in the best interests of the Acquirer or the Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (2) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL.

E.
For United States federal income tax purposes, the parties intend that the Transactions shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code'), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections l.368-2(g) and 1.368- 3(a).

F.
The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to, prescribe certain terms and conditions to the Merger.

Now, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, and for such other good and valuable consideration, the receipt and adequacy of which ate hereby confirmed, the parties, intending to be legally bound, agree as follows:

ARTICLE!

THE MERGER

1.1
The Merger.

(a)
Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time, the Merger Sub shall be merged with and into the Company, and the separate existence of the Merger Sub shall cease and the Company shall become a wholly owned subsidiary of the Acquirer (sometimes referred to herein as the “Surviving Company').
(b)
Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the DILC.
(c)
Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing') shall take place remotely by electronic exchange of documents and signatures, unless otherwise agreed by the Acquirer and the Company, on the first Business Day following the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."
(d)
Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL and the DLLC, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger"), shall be duly executed by the Company and the Merger Sub and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Acquirer and the Company agree and specify in the Certificate of Merger (the “Effective Time!').

(e)
Certificate of Formation and Operating Agreement; Officers. Unless otherwise determined by the Acquirer and the Company prior to the Effective Time:

(i)
the Certificate of Formation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be the Certificate of Formation of the Surviving Company, until thereafter amended as provided by the FDC;

(ii)
the Company shall take all actions necessary to cause the Operating Agreement of the Company to be amended so that the Acquirer shall be the sole member of the Surviving Company immediately after the Effective Time; and
(iii)
the Company shall take all actions necessary to cause the officers of the Merger Sub immediately prior to the Effective Time to be the only officers or managers of the Surviving Company immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company.

(f)
Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1368-3(a) of the Treasury Regulations.

1.2
Closing Deliveries.
(a)
The Company's Deliveries. The Company shall deliver to the Acquirer, at or prior to the Closing:

(i)
a certificate, dated as of the Closing Date and executed on behalf of the Company by the Sole Owner, certifying (A) the Certificate of Formation of the Company (the “Certificate of Formation") in effect as of the Closing, (B) the Operating Agreement of the Company (the “Operating agreement') in effect as of the Closing, (C) the resolutions of the Sole Owner (l) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to, and in the best interests of the Company and its Sole Owner, (II) approving this Agreement in accordance with the DGCL and DLLC, and (III) approving the Merger;
(ii)
a certificate from the Secretary of State of the States of Delaware and Ohio, dated within ten Business Days prior to the Closing Date, certifying that the Company is in good standing;

(fu") the Certificate of Merger, executed by the Company;

(iv)
evidence reasonably satisfactory to the Acquirer of the Company's completion of the actions set forth in Exhibit D, including, but not limited to, the Company making an election on IRS Form 8832 to be classified for income tax purposes as an association taxable as a corporation (the “Required Actions"); and

(v)
such other documents or instruments as the Acquirer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Receipt by the Acquirer of any of the agreements, instruments, certificates, or documents delivered pursuant to this Section 1.2(a) shall not be deemed to be an agreement by the Acquirer or the Merger Sub that the information or statements contained therein are true, correct, or complete, and shall not diminish the Acquirer's or the Merger Sub's remedies hereunder if any of the foregoing agreements, instruments, certificates, or documents .are not true, correct, or complete.

(b)
The Acquirer and the Merger Sub's Deliverables. The Acquirer and the Merger Sub shall deliver to the Company and the Sole Owner at or prior to the Closing:

(i)
a certificate, dated as of the Closing Date and executed on behalf of the Acquirer by an officer, certifying the resolutions of the Board of Directors of the Acquirer approving this Agreement and the Transactions;

(ii)
a certificate, dated as of the Closing Date and executed on behalf of the Merger Sub by an officer, certifying (A) the Certificate of Incorporation of the Merger Sub in effect as of the Closing, (B) the Bylaws of the Merger Sub in effect as of the Closing, (C) the resolutions of the Board of Directors of the Merger Sub (l) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to, and in the best interests of the Merger Sub and its sole stockholder, (II) approving this

Agreement in accordance with the DGCL, and (III) directing that the adoption of this Agreement be submitted to its sole stockholder for consideration and recommending that its sole stockholder adopt this Agreement and approve the Merger, and (D) the resolutions of the Acquirer as the sole stockholder of the Merger Sub adopting this Agreement and approving the Merger;

(iii)
a certificate from the Secretary of State of Nevada, dated within ten Business Days prior to the Closing Date, certifying that the Acquirer is in good standing;
(iv)
a certificate from the Secretary of State of the State of Delaware, dated within ten Business Days prior to the Closing Date, certifying that the Merger Sub is in good standing; and

(v)
such other documents or instruments as the Company and the Sole Owner reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

1.3
Effect on Company Securities.

(a)
Treatment of Company Membership Interests . Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, all of the Sole Owner's membe1-ship interests in the Company shall be c celled and automatically converted into the right to receive, subject to and in accordance with Section 1.3(c), the shares of Series S Convertible Preferred Stock described in Section 1.4(a)(iii) below (the “Merger Consideration Shares').

(b)
Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer, the Merger Sub or any other Person, each share of capital stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become 100% of the membership interests of the Surviving Company (and the membership interests of the Surviving Company into which the shares of the Merger Sub capital stock are so converted shall be the only membership interests of the Surviving Company that are issued and outstanding immediately after the Effective Time).

(c)
Change in Acquirer Common Stock. If between the date of this Agreement and the date of any payment by Acquirer of Merger Consideration that includes shares of Acquirer Series S Convertible Preferred Stock the outstanding shares of Acquirer Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. If any consolidation or merger of Acquirer with another person in which Acquirer is not the survivor, or sale, transfer or other disposition of all or substantially all of Acquirer's assets to another person shall be effected, then, as a condition of such consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Sole Owner shall thereafter have the right to receive, in lieu of the Acquirer Series S Convertible Preferred Stock issuable pursuant to the Merger Consideration, such shares of stock, securities or assets as would have been payable with respect to or in exchange for the Acquirer Series S Convertible Preferred Stock payable to the Sole Owner, had such consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Sole Owner to the end that the provisions hereof shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable pursuant to the Merger Consideration. The provisions of this Section 1.3(c) shall similarly apply to successive consolidations, mergers, sales, transfers or other dispositions.

1.4
Payment Procedures.

(a)
Delivery of Closing Consideration.

(i)
At or prior to the Closing, the Sole Owner shall deliver a properly completed and duly executed IRS Form W-9 to the Acquirer.

(ii)
Upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware and following receipt of an executed Form W-9 from the Sole Owner, the Acquirer will issue to the Sole Owner the Merger Consideration Shares issuable pursuant to Section Error! Reference source not found•. The deliveries and issuances required under this Section 1.4(a) are to be made within one Business Day following written confirmation of the effectiveness of the Merger and the receipt of the foregoing Tax form.

(iii) The Merger Consideration Shares initially shall consist of 100,000 shares of Series S Conve1tible Preferred Stock. In the event that, based upon the conversion rights in favor of the Sole Owner as set forth in the Series S CoD, additional shares of Series S Convertible Preferred Stock are required to be issued to the Sole Owner to fulfill the obligations of the Acquirer thereunder, then the Acquirer shall promptly issue to the Sole Owner that number of additional shares thereof sufficient to fulfill such obligations. In the event that, based upon the conversion rights in favor of the Sole Owner as set forth in the Series S CoD, the number of authorized, but unissued, shares of Series S Convertible Preferred Stock shall be insufficient for the Acquirer to fulfill its obligations to the Sole Owner hereunder, then the Acquirer and, if required, the Sole Owner shall promptly take such action as is reasonably required to increase the number of authorized, but unissued, shares of Series S Convertible Preferred Stock to an amount sufficient to permit the Acquirer to fulfill its obligations hereunder. If, as of December 28, 2032, (i) any shares of Series S Convertible Preferred Stock from the $17 Million Tranche (as that term is defined in the Series S CoD) remain issued and outstanding, or (ii) any shares of Series S Convertible Preferred Stock from either the $3 Million Tranche or the $10 Million Tranche (as such terms are defined in the Series S CoD) remain issued and outstanding after the Sole Owner has converted shares of Series S Convertible Preferred Stock from the $3 Million Tranche and the $10 Million Tranche into Acquirer Common Stock having an aggregate value upon all such conversions of

$13,000,000, then the Sole Owner shall promptly thereafter return all such remaining shares to the Acquirer for cancellation without the receipt of any additional consideration therefor.

(b)
Legends. Any shares of Series S Convertible Preferred Stock to be issued pursuant to this Agreement shall bear the following legends (along with any other legends that may be required under Applicable Law):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT''), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE

SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THATTHEY MAY BE REQUIRED TO BEAR THE FINANCIAL RJSKS OF THIS INVESTMENT FOR AN INDEFINITE PERJOD OF TIME. THE ISSUER OF THESE SECURJTIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURJTIES ACT AND ANY APPLICABLE STATE SECURJTIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN INDEMNIFICATION OBLIGATIONS OF THE HOLDER IN FAVOR OF THE COMPANY, ALL AS SET FORTH IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 28, 2022, AMONG THE COMPANY, THE HOLDER, AND THE OTHER PARTIES THERETO. COPIES OF THAT AGREEJ.\IBNT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST_MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY.

THE SECURITIES REPRESENTED HEREBY 111AY BE SUBJECT TO CANCELLATION AS OF DECEMBER 28, 2032, PURSUANT TO THE PROVISIONS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 28, 2022, AMONG THE COMPANY, THE HOLDER, AND THE OTHER PARTIES_THERETO. COPIES OF T!-IAT AGREEMENT MAY BE OBTAINED AT NO COST BY WRITI'EN REQUEST_MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY.

1.5
No Further Ownership Rights in the Company Membership Interests. The Merger Consideration issued or issuable in accordance with this Agreement shall be issued or issuable, as applicable, in full satisfaction of all rights pertaining to the membership interests of the Company, and there shall be no further registration of transfers on the records of the Surviving Company of membership interests of the Company that were outstanding immediately prior to the Effective Time.

1.6
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other similar Truces and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by the Acquirer and 50% by the Sole Owner when due, and the Acquirer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees.

1.7
Withholding Rights. Each of the Acquirer, the Merger Sub, the Surviving Company, and their respective subsidiaries, and any other Person who is a withholding agent under applicable Tax law, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any continuing employee, any holder of any membership interests of the Company, or any other Person, such amounts as are required to be deducted and withheld under the Code or any provision of state, local, provincial, or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

1.8
Taking of Necessary Action; Further Action. If, at any ti.me after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title, and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers, and franchises of the Company, the officers, managers, and members of the Surviving Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to the Acquirer concurrently with the execution of this Agreement (the "Company Disclosure Letter') (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Ai-tide II to which it relates (unless and only to the extent that the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), each of the Company and the Sole Owner, jointly and severally, represent and warrant to the Acquirer as follows:

2.1
Organization Standing, Power, and Subsidiaries.

(a)
The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the limited liability company power to own, operate, use, distribute, and lease its properties and to conduct the Business and is qualified to do business as a foreign entity in the State of Ohio. There are no outstanding and currently effective powers of attorneys executed by or on behalf of the Company.

(b)
The Company does not have any Subsidiaries and the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

(c)
Neither the Company nor the Sole Owner has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or the winding up or cessation of the business or affairs of the Company. There are no entities that have been merged into or that otherwise are predecessors to the Company.

(d)
Schedule 2.l(d) of the Company Disclosure Letter sets forth an accurate and complete list of the names and titles of the officers of the Company.

2.2
Capital Structure.

(a)
The Sole Owner is the sole legal, beneficial, record, and equitable owner of 100% of the membership interests of the Company, free and clear of all Encumbrances whatsoever except as may be set forth in the Operating Agreement of the Company. There are no commitments or Contracts to issue any membership interests of the Company. The Sole Owner's membership interests: (i) were issued in compliance with applicable laws; (ii) were not issued in violation of the Governing Documents of the Company or any other agreement, arrangement, or commitment to which the Sole Owner or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any of the membership interests of the Company.

(b)
Other than the Governing Documents of the Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any part of the membership interests of the Company.

2.3
Authority; Non-contravention.

(a)
The Company has all requisite limited liability company power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary company action and authority on the part of the Company. Each Company Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (it) rules of law governing specific performance, injunctive relief, and other equitable remedies. The Sole Owner has, by resolution, duly adopted (and not thereafter modified or rescinded) and (i) declared that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and its Sole Owner, (.it) approved this Agreement in accordance with Applicable Law, and (iii) approved the Merger. The affirmative vote of the Sole Owner is the only vote of the members of the Company necessary to adopt this Agreement and approve the Transactions under the DLLC and the Company's Governing Documents, each as in effect at the time of such adoption and approval (collectively, the

« Company Member Approval').

(6) The execution and delivery of this Agreement and the other Company Transaction Documents by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the membership interests of the Company or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under, or require any consent, approval, or waiver from any Person pursuant to, (A) any provision of the Company's Governing Documents, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any of the assets of the Company ox (C) any Applicable Law.

(c) No consent, approval, Order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) those that, if not obtained or made, would not reasonably be expected to materially adversely affect the ability of the Company to consummate the Transactions.

2.4
Financial Statements; No Undisclosed Liabilities.

(a)
The Company has made available to the Acquirer its unaudited financial statements for the fiscal year ending December 31, 2021 and for the six-month period ending June 30, 2022 (collectively, the "Financial Statements"), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (w) are derived from and in accordance with the books and records of the Company, and (x) fairly and accurately present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), and (y) are true, correct, and complete in all material respects.

(b)
The Company does not have any Liabilities of any nature other than (i) those set forth or adequately reserved for in the balance sheet included in the Financial Statements as of June 30, 2022 (such date, the "Company Balance Sheet Date" and such balance sheet, the "Company Balance Sheet'), (ii) those incurred in the conduct of the Company's business since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount, and (iii) those incurred by the Company in connection with the execution of this Agreement

2.5
Absence of Changes. Since the Company Balance Sheet Date, (a) the Business has been conducted in the ordinary course of business consistent with past practice, (b) the Company has not experienced a Material Adverse Effect, and (c) the Company has not done, caused, or permitted any action that if taken after the Agreement Date would have required the prior written consent of the Acquirer pursuant to Section 4.1(a) - (y).

2.6
Litigation. There is no pending Legal Proceeding to which the Company is a party, and, to the knowledge of the Company, there is no threatened Legal Proceeding against the Company or any of its assets or any of its managers, directors, officers, or employees (in their capacities as such or relating to their employment, services, or relationship with the Company). To the knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding. There is no Order against the Company, or any of its assets or, to the knowledge of the Company, any of its managers, directors, officers, or employees (in their capacities as such or relating to their employment, services, or relationship with the Company). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of ti.me) a violation of any such Order.

2.7
Restrictions on Business Activities. There is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, or has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting, or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business as presently conducted or limiting the freedom of the Company or the Acquirer to (i) engage or participate, or compete with any other Person, in any line of business, market, or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses, (li) sell, distribute, or manufacture any products or services, (iii) solicit the services or business of any Person, or (iv) set prices freely for any products or services, including the Company Products (including any most favored pricing provisions).

2.8
Compliance with Laws: Governmental Permits.

11

(a)
The Company has at all times complied in all material respects with, and has not received any written or, to the knowledge of the Company, verbal, notice of violation with respect to, any Applicable Law.

(b)
The Company holds, and has at all times held and maintained, each federal, state, county, local, or foreign governmental consent, license, permission, consent, permit, grant, or other authorization and approval of a Governmental Entity that is required to carry on the activities required for or in connection with the carrying on of the conduct of the Business as required by all Applicable Laws in the places and in the manner in which the Business of the Company is carried on or the holding of any such interest (all of the foregoing consents, licenses, permissions, consents, permits, grants, and other authorizations and approvals, collectively, the "Company Authorizations'), except where the failure to hold or maintain any such Company Authorization does not have a Material Adverse Effect, and all of the Company Authorizations are in full force and effect, are not limited in duration or subject to any conditions, and have been complied with in all material respects. Schedule 2.8(b) of the Company Disclosure Letter identifies each Company Authorization,

(c)
The Company has not received any written or, to the knowledge of the Company, verbal, notice or other communication from any Governmental Entity regarding (i) any actual or alleged violation of any Company Authorization or (ii) any actual or alleged revocation, non renewal, withdrawal, suspension, cancellation, termination, or modification of any Company Authorization or any Company Authorization made subject to any restrictions, requirements, or conditions, or that may confer a right of revocation, and, to the knowledge of the Company, no such notice or other communication is forthcoming. The Company has complied in all material respects with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated, revoked, or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9
Title to, Condition and Sufficiency of, Assets; Real Property.

(a)
The Company has good and marketable title to, or valid leasehold interest in all of the properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)
To the Company's Knowledge, the assets and properties owned by the Company constitute all of the assets and properties that are necessary for the Company to operate the Business as cU1-rently operated without (i) the need for the Acquirer to acquire or license, any other asset, property, or Intellectual Property or (ii) the breach or violation of any Contract.

(c)
The Company does not own or lease any real property.

2.10
Intellectual Property.

(a)
As used herein, the following terms have the meanings indicated below:

(i)
"Company Intellectual Property' means all Intellectual Property owned by Company that relates to the use of low-dose naltrexone for treating Complex Regional Pain Syndrome ("CRPS') and that is used by the Company in the conduct of the Company's business as currently conducted.

(ii)
"Company Products' means all products or services (including any websites and mobile applications) currently or previously developed, produced, manufactured, marketed, licensed, sublicensed, sold, distributed, or performed by or on behalf of the Company and all products or services currently under development by the Company.

(iii)
"Intellectual Property' means (A) Intellectual Property Rights and

(B) Proprietary Information and Technology.

(iv)
"Intellectual Property Rights' means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, Provisionals, continuations, and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, tradenames, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action, and remedies relating to any of the foregoing.

(v)
"Open Source Materials' means software or other material that is distributed as "free software," "open source software," or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

(vi)
"Proprietary Information and Technology' means any and all of the following: works of authorship, computer programs, source code, and executable code, whether embodied in software, firmware, or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists, and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(vii)
"Sensitive Data' means (a) individually identifiable Protected Health Information, as defined under the Health Insurance Portability and Accountability Act, as amended by the Health Infom1ation Technology for Economic and Clinical Health Act;
(b)
information required by any Applicable Law, Government Entity, or Governmental Order to be encrypted, masked, or otherwise protected from disclosure; (c) government identifiers that are not publicly available, such as Social Security or other individual tax identification numbers, driver's license numbers, and other government-issued identification numbers;

(d) bank accounts, credit or debit card numbers, with or without any required security code, access code, personal identification numbers or passwords, that in each case would permit access to an individual's financial account, and account information, including balances and transaction data; and (e) passwords or log-in credentials for accessing accounts.

(b)
Company Intellectual Property. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any of the Company's rights in any Company Intellectual Property. Section 2.10(6) of the Company Disclosure Letter sets forth a true, correct, and complete list of all patents, patent applications, copyright applications and registrations, domain name registrations, trademark applications, and registrations, and all other registered Intellectual Property included in the Company Intellectual Property (the “Registrations'), enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which the patent or other registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s) (including any co-owners), as applicable. All assignments of Registrations to the Company have been properly executed and recorded (including, as applicable, any assignments from any author or inventor of any such Intellectual Property) to the extent necessary in all jurisdictions applicable to such Registrations. All issuance, renewal, maintenance, annuity, and other payments that have become, are, or will become due, and all filings and other actions (including responses to any office actions) required to maintain and enforce the Registrations (or, in the case of applications, required to prevent abandonment), within ninety (90) days after the Agreement Date and the Closing Date, as applicable, have been, as applicable, paid, made, and/or undertaken by or on behalf of the Company. All of the Registrations are subsisting and in full force and effect and are, to the Company's knowledge, valid and enforceable or, in the case of applications, are pending).
(c)
Patents. The patents and non-provisional patent applications required to be identified in Section 2.10(6) of the Company Disclosure Letter (the "Scheduled Patent Rights') have not expired or been abandoned (or, in the case of patent applications, are pending). Except as has been previously disclosed to the Acquirer in writing, to the Company's knowledge, there are no grounds for invalidating any Scheduled Patent Right.

(d)
Prosecution Matters. There are no inventorship challenges or opposition, reexamination, nullity, or interference proceedings or other written challenges to ownership, use, registrability, patentability, enforceability, or validity declared, commenced, or provoked or, to the Company's knowledge, threatened, with a Governmental Entity, with respect to any Company Intellectual Property. The Company has complied in all material respects with all of its obligations and duties to the respective patent, trademark, and copyright offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent, trademark, and copyright applications filed by or on behalf of the Company.

(e)
Ownership. The Company has good, valid, and sufficient title to, free and clear of any Encumbrance (other than Permitted Encumbrances, and ownership of all Company

Intellectual Property used in the conduct of its business as now conducted. The Company does not have any obligation to disclose or otherwise share information related to its manufacturing processes with any third-party entity.

(f)
In To the Company's knowledge, (i) since its inception and as currently conducted, the conduct of the business of the Company has not interfered with, infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party and (ii) the conduct of the business of the Company as proposed to be conducted following regulatory approval to market and sell the Company's Products will not interfere with, infringe, violate, or constitute a misappropriation of any Intellectual Property of any third party. The Company has not received any written (or to the Company's knowledge, oral) notices or claims alleging that the Company has interfered with, infringed upon, violated, or misappropriated any of the Intellectual Property rights of any other Person (including any written (or to the Company's knowledge, oral) claim that the Company must license or refrain from using any Intellectual Property). As of the Agreement Date, no Company Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction, judgment, or ruling of a Governmental Entity, or any Contract that restricts or otherwise materially limits the Company's exploitation thereof in the conduct of its business as presently conducted. To the Company's knowledge, no other Person has misappropriated, infringed, or otherwise violated any Company Intellectual Property.

(g)
Protection Measures. The Company has taken commercially reasonable measures to maintain and protect each item of Company Intellectual Property and to maintain in confidence all know-how, trade secrets, and other confidential information comprising a part thereof.

(h)
Options or Licenses. The Company is not a party to any options, licenses, agreements, or covenants of any kind relating to the Company's right to use or exploit the Company Intellectual Property. Except as provided in the agreements identified in Section 2.16 of the Company Disclosure Letter, the Company is not obligated to indemnify any third party against a charge of infringement of Intellectual Property.

(i)
Information Security. The Company complies in all material respects with all Applicable Laws, applicable Contract, and publicly published or posted Company policies, notices, and disclosures, in each case, governing the collection, sharing, processing, use, safeguarding, transmission, and destruction of Sensitive Data, and, as of the Agreement Date, has not received any written notice or claim alleging a breach or violation of the same. To the Company's knowledge, there have been no security breaches relating to, or any unauthorized access, loss, misappropriation, misuse, or acquisition of, any Sensitive Data maintained by the Company or by any third-party service provider on behalf of the Company, nor, to the Company's knowledge, has there been any security breach or unauthorized access or acquisition of any system operated by the Company or of any such third-party service provider on which such Sensitive Data resides or through which such Sensitive Data is processed. The Company has not provided, or been required by Applicable Law or Contract to provide, any notice of any security breach or unauthorized acquisition, access, or loss of Sensitive Data of the Company to any Person.

G) Activities with Governmental Entities or Universities. Except as provided in Section 2.100) of the Company Disclosure Letter, no academic institution, research center, or Governmental Entity (or any Person working for or on behalf of any such entity) has, or will be entitled to have, any right, title, or interest (including any "march-in" or co-ownership rights) in or to any Company Intellectual Property. Except as set forth in Section 2.1OG) of the Company Disclosure Letter, no funding, Intellectual Property, facilities, personnel, or other resources of any academic institution, research center, Governmental Entity has been used in connection with the conception, reduction to practice, development, or other creation of any Company Intellectual Property, in each case in a manner that would cause such institution, center, or Governmental Entity to have or be entitled to have any right, title, or interest in or to any Company Intellectual Property.

2.11
Taxes.

(a)
The Company has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return). All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance (other than an Encumbrance for Taxes not yet due and payable) against any of the assets of the Company.

(b)
The Company has delivered to the Acquirer true, correct, and complete copies of all of its Tax Returns, examination reports, and statements of deficiencies, adjustments, and proposed deficiencies and adjustments.

(c)
The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice. The Company does not have any Liability for Taxes (whether outstanding, accrued for, contingent, or otherwise).

(d)
There is (i) no past, pending, or, to the knowledge of the Company, threatened audit of, or Tax controversy associated with, any Tax Return of the Company that has been or is being conducted by a Tax Authority, (u) no other procedure, proceeding, or contest relating to any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)
The Company has collected and remitted all sales, use, value-added, ad valore111, personal property, and similar Taxes ("Sales Taxes") with respect to sales made or services provided and, for all sales or provisions of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sales or provisions of services as exempt.

(f)
The Company is not a party to or bound by any Tax sharing, Tax indemnity, Tax allocation agreement, or advance pricing agreement (other than a commercial agreement not primarily related to Taxes), and the Company does not have any Liability or potential Liability to another party or to a Governmental Entity under any such agreement.

(g) The Company has not participated in, and is not currently participating in, a "Reportable Transaction" within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(6).

(h)
The Company does not and has never been a member of a consolidated, combined, unitary, or aggregate group for Tax purposes (including, as the case may be, a tax consolidated group or fiscal unity for purposes of any corporate income tax or value-added tax) of which the Company was not the ultimate parent corporation.

(i)
The Company does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or '<Illy similar provision of state, local, or foreign law), as a transferee or successor (including any successor Tax liability derived from an acquisition of an ongoing concern), by operation of Applicable Law, by Contract, or otherwise.

G) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date, (it) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(k)
The Company has not received any private letter ruling from the IRS (or any comparable Tax ruling, binding or not on the Company, from any other Governmental Entity).

(1)
The Company is not subject to Tax in any country other than its country of incorporation, organization, or formation by virtue of having employees or a permanent establishment or any other place of business in such other country

(m)
The Company is not and has never been a ''United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(n)
The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of Equity Interests intended to qualify for Tax-free treatment under Section 355 of the Code (i) prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.. The Company has not distributed Equity Interests of another Person, or had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.

(o)
The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Tax laws, the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act1 relevant state income and employment Tax withholding laws, and foreign Tax laws (as applicable), and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date. The Company is eligible for any payroll tax credit or deferral that it has claimed pursuant to the CARES Act. Schedule 2.11(o) of the Company Disclosure Letter sets forth any such tax credit or deferral that the Company has claimed.

(p)
The Company does not own any interest in any "controlled foreign corporation" (as that item is defined in Section 957 of the Code), "passive foreign investment company" (as that term is defined in Section 1297 of the Code) or other entity the income of which is required to be included in the income of the Company.

(g)
The Company is not a party to a "gain recognition agreement" within the meaning of the U.S. Treasury Regulations promulgated under Section 367 of the Code.

(r)
The Company has made available to the Acquirer true, correct, and complete copies of all election statements under Section 83(6) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any property issued by the Company or any BRISA Affiliate to any of their respective employees, non-employee directors, consultants, and other service providers.

(s)
Schedule 2.11(s) of the Company Disclosure Letter lists all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) to which the Company is a party and which are not exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3), and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes or reimburse any Tax related payments to any Person under Section 409A of the Code or otherwise.

(t)
The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm's length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(u)
Except as set forth on Schedule 2.11(u) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any BRISA Affiliate to which the Company is a party or by which the Company or its assets are bound that, considered individually or considered collectively with any other agreement, plan, arrangement, or other Contract will, or would reasonably be expect to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events) give rise directly or indirectly to the payment of any amount that would reasonably be characterized as a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local, or foreign Tax law). The Company does not have (nor have ever had) any obligation to report, withhold, gross up, indemnify, or otherwise provide any payment for any excise Taxes, including those incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(v)
Schedule 2.11(v) of the Company Disclosure Letter lists each Person (whether or not a United States resident) who as of Closing will be, with respect to the Company, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(w)
The Company is properly treated for federal and applicable state and local Tax purposes as an association taxable as a corporation.

(x)
The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d). Neither the Company nor any of its Affiliates has taken oi agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

2.12
Employee Benefit Plans and Employee Matters. The Company has never had any employees, nor has the Company ever sponsored or maintained any employee benefit plans, whether insured or self-funded.

2.13
Interested-Party Transactions. Except as set forth in Schedule 2.13 of the Company Disclosure Letter, none of the officers of the Company or, to the knowledge of the Company, any of the other employees of the Company or any holder of Company Membership Interests, or any of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty, or other interest in, or is a manager, officer, director, or employee of or a consultant or contractor for any firm, partnership, entity, or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (Ji) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets are bound, except for normal compensation for services as a manager, officer, director, or employee thereof, or (iii) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business.

2.14
Insurance. The Company maintains the policies of insurance set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers' compensation insurance and errors and omissions, casualty, fire, cybersecurity, and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount, and any applicable deductible and any other material provisions, as well as all material claims made under such policies that are currently outstanding. The Company has made available to the Acquirer true, correct, and complete copies of all such policies of insurance issued at the request or for the benefit of the Company. There is no claim pending under any of such policies as to which coverage has been questioned, denied, or disputed by the underwriters of such policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies. All such policies remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15
Books and Records. The Company has made available to the Acquirer true, correct, and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Governing Documents of the Company, each as currently in effect.

2.16
Material Contracts.

(a)
Schedule 2.16 of the Company Disclosure Letter set forth a list of each of all Contracts to which the Company is a party, that are material to the Company or the Business, and that are in effect and active on the Agreement Date (collectively, the "Material Contracts').

(b)
All Material Contracts are in written form. The Company has performed all of its obligations required to be performed by it, except where any such failure does not have a Material Adverse Effect, and the Company is entitled to all benefits under, and, to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief, and other equitable remedies. Neither the Company nor, to the knowledge of the Company, any other party to any Material Contract is in default or breach in any material respect under the terms of any Material Contract, and no event, occurrence, condition, or act has occurred, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) constitute an event of default under any Material Contract or (ii) give any third party

(A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Mate1ial Contract, or (D) the right to cancel, terminate, or modify any Material Contract. The Company has not received any written or, to the Company's knowledge, verbal, notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract (including under a force111ajeure or similar provision, including as a result of the COVID-19 Pandemic). The Company does not have any Liability for renegotiation of any Government Contract. True and complete copies of all Material Contracts have been made available to the Acquirer.

2.17
Transaction Fees. No broker, finder, financial advisor, investment banker, or similar Person is entitled to any brokerage, finder's, or other fee or commission in connection with the origin, negotiation, or execution of this Agreement or in connection with the Transactions.

2.18
FDA Matters.

(a)
All Company Products that are subject to the jurisdiction of the United States Food and Drug Administration (the "FD ') are being developed, manufactured, used, processed, labeled, stored, tested, and imported or exported in compliance in all material respects with all Applicable Laws, including all applicable requirements under the federal Food and Drug and Cosmetic Act ("FDC '), the Public Health Service Act and their applicable implementing regulations. All Company Products that are subject to the jurisdiction of any other Governmental Entity are being developed, manufactured, used, processed, labeled, stored, tested, imported, and exported in compliance in all material respects with all comparable Applicable Laws of such Governmental Entity.

(b)
Neither the Company nor any representative of the Company nor, to the knowledge of the Company, any licensees or assignees of any Company Intellectual Property has received any written notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to (i) suspend any clinical trial, (ii) withdraw approval of, or suspend or terminate, any Investigational New Drug Application, or any comparable foreign regulatory application, in each case sponsored by the Company with respect to any Company Product, or otherwise prevent or prohibit the preclinical research on or clinical study of any Company Products by or on behalf of the Company, or (ill) recall, or order to suspend the manufacture of, any Company Product.

(c)
Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents or clinical investigators acting for the Company, has committed any act, made any statement, or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts,

Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company nor, to the knowledge of the Company, any officer, employee, or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable state or foreign Applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a- 7 or any similar applicable state or foreign Applicable Law.

(d)
Except as is not material to the Company in any case or in the aggregate, all animal studies or other preclinical tests performed by the Company, or by third-party vendors on the Company's behalf, in connection with or as the basis for any regulatory approval required for the Company Products either have been conducted in accordance, in all material respects, with applicable Law, including applicable Good Laboratory Practice regulations as described in 21 CPR Part 58 or comparable foreign Applicable Laws.

(e)
The Company has delivered to the Acquirer copies of any and all written notices of inspectional observations, establishment inspection reports, and any other documents received by the Company from any Governmental Entity, including the FDA or any comparable foreign Governmental Entities, that identify lack of compliance by the Company \with Applicable Laws, including Applicable Laws of the FDA or comparable foreign Governmental Entities.

(f)
True, complete, and correct copies of any and all of the Company's submissions to, or material correspondence with, the FDA or its comparable foreign Governmental Entity have been provided to the Acquirer by the Company.

(g)
There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, with respect to a violation by the Company of any Applicable Law, including the FDCA, FDA regulations adopted thereunder, or the Controlled Substance Act.

(h)
The Company has not received from any Governmental Entity any

(i) inspection reports, (ii) notices of adverse :findings, warning or untitled letters, or minutes of meetings, or (iii) other correspondence concerning the Company Products, in each case in which any Governmental Entity asserted in writing that the operations of the Company may not be in compliance with Applicable Laws.

(i)
The Company has not received written notice from any of its suppliers of any material interruption of supply or manufacturing capacity, shortage of raw materials, components, or other manufacturing problems that would have a material adverse effect on the subsequent development of the Company Products, nor, to the knowledge of the Company, do any conditions exist that reasonably would be expected to lead to such manufacturing problems.

G) All applications, notifications, submissions, information, claims, reports, and statistics and other data that have been utilized by the Company, or prepared with the intention to be utilized by the Company, as the basis for or submitted in connection with any regulatory notifications, submissions, applications, filings, or Company Authorizations to the FDA or any other Governmental Entity relating to the Company Products were true, complete, and correct in all material respects as of the date of preparation and submission, as applicable, and/or any necessary or required updates, changes, corrections, or modification to such applications, notifications, submissions, information, and data have been submitted to the FDA or other Governmental Entity.

(k) Neither the Company nor any of its employees or agents acting on the Company's behalf has (i) made any offer to, or used any funds for, unlawful contributions, loans,

donations, gifts, entertainment, bribe, rebate, payoff, influence payment, kickback, or other unlawful expenses, payments, or gifts of money or anything of value, in each case as prohibited under any Applicable Law; (.ii") made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C.§§78dd-1, et seq, or the Anti-Kickback Statute, 42 U.S.C.§1320a-7b, the Physician Self-Referral Law, 42 U.S.C. §1395nn, or their equivalent in any jurisdiction where the Company conducts business; or (iv) made or agreed to make any other unlawful payment.

Q.) Except as set forth in Section 2.18(1) of the Company Disclosure Letter, the Company has not conducted or sponsored, and is not currently conducting or sponsoring, any clinical trials, nor have any clinical trials been conducted or sponsored on the Company's behalf. Each of the clinical trials set forth in Section 2.18(1) of the Company Disclosure Letter, was conducted or is being conducted in compliance with all Applicable Laws. Except as set forth in Section 2.180) of the

Company Disclosure Letter, the Company has not filed any investigational new drug application, nor has any investigational new drug application been filed on the Company's behalf. No investigational new drug application filed by or on behalf of the Company with the FDA or any comparable foreign Governmental Entity has been te1minated or suspended by the FDA or such Governmental Entity, and neither the FDA nor such Governmental Entity has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by the Company.

2.19
No Other Representations or Warranties. Except for the representations and warranties of the Company and the Sole Owner set forth in this Agreement, the other Transaction Documents and any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the Transactions, neither the Company nor the Sole Owner nor any of their Representatives makes any other representation or warranty, express or implied, either written or oral, regarding the Company or the Sole Owner or otherwise in connection with this Agreement and the Transactions.

ARTICLE III

representations and Warranties OF the acquirer and the merger SUB

Except as and to the extent disclosed in the Acquirer SEC Reports filed or furnished with the SEC on or after August 15, 2022 (the “Applicable Date') and publicly available as of the Agreement Date, the Acquirer and the Merger Sub, jointly and severally, represent and warrant to the Company and the Sole Owner as follows:

3.1
Organization and Standing. Each of the Acquirer and the Merger Sub is a corporation duly organi2:ed, validly existing and in good standing under the laws of its jurisdiction of organization. Neither the Acquirer nor the Merger Sub is in violation of any of the provisions of its Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws, or Governing Documents.

3.2
Authority; Non-contravention,

(a)
Each of the Acquirer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Acquirer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Acquirer and the Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Acquirer and the Merger Sub enforceable against each of them, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.

(b)
The execution and delivery of this Agreement by the Acquirer and the Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a benefit under, or require any consent, approval, or waiver from any Person pursuant to, (i) any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws, or other Governing Documents of the Acquirer and the Merger Sub, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation, or acceleration, individually or in the aggregate, would not be material to the Acquirer's or the Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c)
No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person is required by or with respect to the Acquirer or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions except for (i) such consents, waivers, approvals, Orders, authorizations, registrations, declarations, and filings as may be required under applicable securities laws and state "blue sky" laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) those that, if not obtained or made, would not reasonably be expected to adversely affect the ability of the Acquirer or the Merger Sub to consummate the Transactions.

3.3
Issuance of Shares. The Merger Consideration Shares, when issued by the Acquirer in accordance with this Agreement will be duly authorized and validly issued, fully paid, and non assessable, issued in compliance with Applicable Law, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Articles of Incorporation of the Acquirer (and the "Series S CoD" (as that term is defined in Section 4.12, below)), the Bylaws of the Acquirer, and Applicable Law.

3.4
No Prior Merger Sub Operations. The Merger Sub is a direct, wholly owned subsidiary of the Acquirer. The Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

3.5
Capitalization. The authorized share capital of the Acquirer consists of 200,000,000 shares of common stock and 2,000,000 shares of preferred stock. Of the 2,000,000 shares of authorized preferred stock, 259,729 shares are designated as Series A-1 Preferred Stock and 200,000 shares are designated as Series S Convertible Preferred Stock. As of the Agreement Date,"3,150,230 shares of the Acquirer Common Stock are issued and outstanding, 222,588 Series A-1 Preferred Stock are issued and outstanding, and O shares of Series S Convertible Preferred Stock are issued and outstanding. In addition, as of the Agreement Date, the Acquirer has issued and outstanding warrants to purchase an aggregate of O shares of the Acquirer Common Stock and options to purchase O shares of the Acquirer Common Stock.. ·

3.6
Acquirer SEC Reports: Financial Statements.

(a)
Since the Applicable Date, the Acquirer has filed or furnished with the SEC, on a timely basis (after taking into account any applicable extensions), all forms, reports, certifications, schedules, statements, and documents required to be filed or furnished under the Securities Act or the Exchange Act, including all amendments thereto (such forms, reports, certifications, schedules, statements, documents, and amendments thereto, collectively, the "Acquirer SEC Reports"). As of their respective dates, each of the Acquirer SEC Reports, as amended, complied with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the Acquirer SEC Reports, and none of the Acquirer SEC Reports contained, when filed (or, if amended prior to the Closing Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, until the Acquirer shall file a Current Report on Form 8_ in respect of the Transactions, the Acquirer's Registration Statement on Form S-3 filed with the SEC on December 23, 2020, and declared effective by the SEC on December 29, 2020, providing for the registration of securities offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, will not be current as a result of the Transactions.
(b)
The financial statements of the Acquirer included in the Acquirer SEC Reports, including all notes and schedules thereto (the “Acquirer Financial Statement5'), complied in all material respects, when filed (or if amended prior to the Closing Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP and such Acquirer Financial Statements present fairly, in all material respects, the financial position of the Acquirer and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Acquirer and its consolidated Subsidiaries for the periods presented therein.

3.7
'Tax Treatment. Neither Acquirer nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

3.8
Transaction Fees. There is no broker's, finder's, financial advisor's, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Acquirer or the Merger Sub with respect to which the Sole Owner or the Company shall be liable.

3.9
No Other Representations or Warranties. Except for the representations and warranties of the Acquirer and the Merger Sub set forth in this Agreement, the other Transaction Documents and any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the Transactions, neither the Acquirer, the Merger Sub, nor any of their Representatives, makes any other representation or warranty, express or implied, either written or oral, regarding the Acquirer, the Merger Sub, or their Equity Interests or otherwise in connection with this Agreement and the Transactions. Acquirer and Merger Sub have conducted their own independent investigation, review and analysis of the Company and the Sole Owner and acknowledge that they have been provided adequate access to the Company and the Sole Owner for such purpose. Acquirer and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, Acquirer and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company and the Sole Owner set forth in Article II of this Agreement (including related portions of the Company Disclosure Letter); and (b) neither the Company nor the Sole Owner nor any other Person has made any representation or warranty as to the Company, the Sole Owner or this Agreement, except as expressly set forth in

Article II of this Agreement (including the related portions of the Company Disclosure Letter).

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1
Conduct of the Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the "Pre-Closing Period'), unless the Acquirer otherwise agrees in writing, the Company shall conduct the Business in the ordinary course of business consistent with past practice and in accordance with Applicable Law, and the Company shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current respective employees, non-employee directors, consultants, and other service providers (except as otherwise set forth in this Agreement), and to preserve the current relationships of the Company with and the goodwill of suppliers and other Persons with which the Company has significant business relations. Without limiting the generality of the foregoing, unless the Acquirer otherwise agrees in writing, as required by Applicable Law, or as expressly contemplated by this Agreement, the Company shall not (and shall not permit any of its Representatives to), during the Pre-Closing Period:

(a)
cause., propose, or permit any amendments to the Certificate of Formation or the Operating Agreement or equivalent organizational or Governing Documents of the Company;

(b)
(i) issue, sell, promise, or contract to issue or sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or Encumbrance of any Company Equity Interests (including any phantom interest) or any revenue or profit-sharing interest in respect of the Company or (ii) approve, consent to, or otherwise authorize the sale or transfer of any Company Equity Interest from an existing holder to another Person;

(c)
declare or pay any dividends on or make any other distributions (whether in cash, stock, or other property) in respect of the Company Membership Interests, or split, combine, or reclassify any Company Membership Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of, or in substitution for any Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company;

(d)
acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance, or partnership;

(e)
sell, lease, license, or otherwise dispose of or permit to lapse any tangible or intangible assets of the Company, other than sales of the Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;

(£) incur any Company Debt (other than trade payables or accruals in the ordinary course of business and consistent with past practice), issue any debt securities or assume, guarantee, endorse, or otherwise become responsible for the obligations for borrowed money of any Person, or make any loans or advances;

(g)
(i) enter into, amend, or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract without the consent of the Acquirer, (B) other material Contract, or (C) Contract requiring a novation or consent in connection with the Merger or the other Transactions, (ii) violate, terminate, amend, or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, modify, or terminate any Contract or waive, release, or assign any rights or claims thereunder that, if so entered into, modified, amended, terminated, waived, released, or assigned would be reasonably likely to (A) adversely affect the Company (or, following consummation of the Merger, the Acquirer or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Merger Sub to perform their respective obligations under this Agreement, or (C) prevent or materially delay or impair the consummation of the Merger and the other Transactions;

(h)
authorize, make, or agree to any single capital expenditure that is in excess of

$2,000 or capital expenditures that are in the aggregate in excess of $5,000;

(i)
(i) increase, defer, or fail to pay the compensation or other amounts payable or to become payable to its current, former, or prospective managers, employees, consultants, or other service providers, or grant any severance or termination pay, other than pursuant to any Company Employee Plan in effect as of the Agreement Date, to any current, former, or prospective managers, employee, consultant, or other service provider, or establish, adopt, enter into, amend, terminate, or fail to renew any Company Employee Plan, collective bargaining, or other Contract, trust, fund, or policy for the benefit of any manager, employee, consultant, or other service provider, (ii) make any equity awards to any Person, (fu) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan to the extent not required by this Agreement or such Company Employee Plan as in effect on the Agreement Date, (iv) hire or engage the services of any additional manager, employee, consultant or other service provider, or (v) terminate the employment or services, as applicable, of any manager, employee, consultant, or other service provider without cause;

G) (i) make any change with respect to accounting methods or practices or internal accounting control inventory, investment, credit, allowance, or Tax procedures or practices or (ii) increase or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency, or other reserves;

(k) (i) make, revoke, or alter any Tax election, settle or compromise any Tax Liability or Tax contest, file any amended Tax Return, file any Tax Return being filed late or file any Tax Return that is not consistent with past practice or surrender any right to claim a Tax refund, offset, or other reduction in Tax Liability, (ii) extend any statute of limitations with respect to any Tax Return,

(iii) enter into any Tax sharing or similar agreement or closing agreement, (iv) assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), or (v) consent to any extension or waiver of the limitation period applicable co any claim or assessment in respect of Taxes;

0) pay, discharge, or satisfy (i) any Liability to any Person who is a manager, officer, director, or member of the Company (other than compensation due for services as a manager, officer, or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge, or satisfaction of Liabilities reflected or reserved against in the Financial Statements, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation, or other concession other than in the ordinary course of business consistent with past practice;

(m)
forgive, release, cancel, subordinate, write off, or defer any Company Debt, or other obligations for borrowed money (including principal and accrued but unpaid .interest thereon) owed to the Company, or waive any claims or rights of material value;

(n)
purchase or sell, transfer, license, lease, or otherwise dispose of any material properties or assets (real, personal, or mixed, tangible, or intangible), other than the purchase of inventory in the ordinary course of business and consistent with past practice;

(o)
enter into any lease, tenancy, or license for real property;

(p)
assign, forfeit, or permit to lapse, or instruct or consent to a future lapse of,

any Company Intellectual Property;

(g) pay, lend, or advance any amount to, or sell, transfer, license, lease, or otherwise dispose of any properties or assets (real, personal, or mixed, tangible, or intangible) to, the Company's current or former securityholders, debtholders, employees, consultants, or other service providers, or any of their respective Affiliates, other than (i) cash compensation paid to employees, consultants, or other service providers at rates not exceeding the rates of compensation paid during the fiscal year last ended and (ii) advances for travel and other business-related expenses made in the ordinary course of business and consistent with past practice;

(r)
take any action to induce or try to induce any employee, consultant, or other service provider to terminate his or her employment or services with the Company prior to the Closing;

(s)
accelerate or delay the collection of, or discount, any accounts receivable, accelerate or delay the payment of accounts payable, accelerate or delay the incurrence of expenses, increase or decrease inventories, except in the ordinary course of business consistent with past practice, or otherwise alter the manner in the Company manages its working capital;

(t)
incorporate a company, register a branch, or apply for any regulatory license in any jurisdiction (except for renewals of any Company permit in force as of the Agreement Date in the ordinary course of business consistent with past practice);

(u)
change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business consistent with past practice);

(v)
commence a lawsuit other than (i) for the routine collection of bills or (ii) to settle or agree to settle any pending or threatened lawsuit or other dispute;

(w)
materially change the manner in which it provides warranties, discounts, or credits to customers;

(x)
materially change the amount of, or terminate, any insurance coverage; or

(y)
agree or commit to do any of the foregoing.

4.2
Confidentiality: Public Disclosure.

(a)
At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything t0 the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law.
(b)
Each of the Company and the Sole Owner shall not, and shall cause its Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use the Acquirer's name or refer to the Acquirer directly or indirectly in connection with the Acquirer's relationship with the Company in any media interview, advertisement, news release, press release, or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Acquirer, (i) unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to the Acquir.er prior to any such disclosure) or (ii) except as reasonably necessary for the Company to obtain approvals contemplated by this Agreement; provided, that the prior written approval of the Acquirer shall not be required for the Company or its Representatives to make any press release, public announcement, or other public disclosure concerning the Transaction Documents or the Transactions following a similar disclosure by the Acquirer, except that any such disclosure shall not contain info1mation that was not previously publicly disclosed by the Acquirer.

4.3
Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

4.4
Tax Matters.

(a)
Cooperation. After the Closing, each of the Acquirer, the Sole Owner, and the Company shall cooperate fully, as and to the extent reasonably requested by any of the other parties, in connection with the filing of Tax Returns of the Company and any Legal Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquire and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all applicable record retention laws, regulations, and agreements entered into with any Tax Authority.

(b)
Tax Returns. The Company and the Sole Owner shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due on or before the Closing Date, which Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting metl1ods of the Company, unless otherwise required by Applicable Law. The Company and the Sole Owner shall provide such Tax Returns to the Acquirer at least 30 days (or as soon as reasonably practicable for Tax Returns other than income Tax Returns) before the due date for such Tax Returns, including any applicable extensions, for the Acquirer to review and comment, which comments the Company and the Sole Owner shall not unreasonably refuse to incorporate in the Tax Returns as filed. The Acquirer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due after the Closing Date, including for Taxable periods ending on or before the Closing Date. The Acquirer shall provide income Tax Returns of the Company for any Taxable periods ending on or before the Closing Date to the Sole Owner at least 30 days before the due date for such Tax Returns, including any applicable extensions, for the Sole Owner to review and comment, which comments the Acquirer shall not unreasonably refuse to incorporate in the Tax Returns as filed.

(c)
Preparation and of Audited Financial Statements. The Sole Owner shall cooperate in good faith with the Acquirer and shall provide Acquirer with such information as Acquirer may reasonably request in order for Acquirer to engage an independent public accounting firm selected by Acquirer that is registered with the Public Company Accounting Oversight Board to prepare audited financial statements of the Company for periods prior to the dosing Date, with such audited financial statements to be prepared not later than sixty (60) days following the Closing Date. The cost of preparing any such audited financial statements shall be borne solely by the Acquirer.

(d)
Other Post-Closing Actions. Neither the Acquirer nor any of its Affiliates (including, after the Closing, the Company) shall (a) amend, refile, revoke, or otherwise modify any Tax Return or Tax election of the Company with respect to a Pre-Closing Tax Period, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Pre-Closing Tax Period, or (c) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, in each case, without first consulting with the Sole Owner and considering its comments with respect to such action in good faith and obtaining the Sole Owner's written consent prior to making any change that would increase any Taxes or reduce any Tax refund or Tax benefit for a Pre Closing Tax Period. None of Acquirer, Merger Sub, the Company or the Representatives shall, and they shall not permit any of their respective affiliates to, take or fail to take any action (prior to or following the Closing) which action or failure to act would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Acquirer, Merger Sub and the Company shall treat and report the Transaction as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute) for all Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. The provisions of this Section 4.4(d) shall survive the Closing and are intended to be for the benefit of and shall be enforceable by the Sole Owner.

(e)
Refunds and Credits. Any Tax refund received by the Company (or any of their respective Affiliates) that relates to a Pre-Closing Tax Period (net of any Taxes and reasonable expenses incurred in connection with the receipt thereof), shall be for the account of the Sole Owner and, provided that the underlying Taxes were paid by the Company prior to the Closing Date or were indemnified by the Sole Owner under this Agreement, the Acquirer shall apply, or cause to be paid to the Sole Owner an amount equal to such refund (net of any Taxes and reasonable expenses incurred in connection with the receipt thereof). Such amounts shall be paid by the Acquirer promptly after receipt or utilization thereof by bank wire transfer of immediately available funds to the accounts designated in writing by the Sole Owner to the Acquirer.

(f)
Straddle Periods. With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be: (A) in the case of property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire

Straddle Period; provided, however, that the Sole Owner shall not be responsible for any Taxes resulting from Acquirer's or the Company's actions after the Closing on or subsequent to the Closing Date, and (B) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the date of the Effective Time. At the time that Acquirer and the Company provide a copy of the Tax Return for any Straddle Period to the Sole Owner pursuant to Section 4.4(b), they shall also provide a statement pursuant to this Section 4.4(£) calculating the amount of Taxes allocable to the portion of such taxable period ending on the Closing Date. Such statement shall be subject to the same review and dispute resolution procedures set forth in Section 4.4(b) for the Tax Return.

4.5
Indemnification Until the sixth anniversary of the Closing Date, the Acquirer will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company to its present and former members and officers determined as of immediately prior to the Effective Time (the "Company Indemnified Parties") pursuant to the Company's Governing Documents in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims relating to or arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that the Acquirer's and the Surviving Company's obligations under this Section 4.4(£) shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty, covenant, agreement, or obligation made by or of the Company in connection with this Agreement or the Transactions or (ii) any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article VI.

4.6
Further Action.

(a)
Each party hereto shall take any actions reasonably necessary or appropriate to consummate the Transactions and fulfill the conditions to the Closing set forth herein as promptly as practicable following the Agreement Date. Each party hereto shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement as may be reasonably requested by the other parties hereto.

(b)
In furtherance and not in limitation of the terms of this Section 4.6, the Acquirer and the Company shall cooperate to file, or cause to be filed, any filings and apply for any approvals or consents that are required under any Applicable Law and each of the Acquirer and the Company shall, to the extent permitted under Applicable Law, (i) cooperate and coordinate, subject to all applicable privileges (including the attorney-client privilege), with the other in the making of any filings or submissions that are required to be made under any Applicable Law or requested to be made by any Governmental Entity in connection with the Transactions, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, and (iii) supply any additional information that may be required or requested by the Governmental Entities in which any such filings or submissions are made under any Applicable Law as promptly as practicable. Subject to Applicable Law relating to the exchange of information, the Acquirer shall have the right (;y) to direct all matters with any Governmental Entity relating to the Transactions and (z) to review in advance, and direct the revision of, any filing, application, notification, or other document to be submitted by the Company to any Governmental Entity under any Applicable Law; provided, that, to the extent practicable, the Acquirer shall consult with the Company and consider in good faith the views of the Company with respect to the information related to the Company that appears in any such filing, application, notification, or other document.

(c)
Subject to the limitations set forth in this Section Error! Unknown switch argument., if any objections are asserted with respect to the Transactions under any Applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any Governmental Entity challenging the Transactions or that would otherwise prohibit or materially impair or delay the consummation of the Transactions, the Company and the Acquirer shall use their respective reasonable best efforts to resolve any such objections or lawsuits or other proceedings (or threatened Legal Proceedings) so as to permit consummation of the Transactions. Notwithstanding anything to the contrary herein, neither the Acquirer nor any of its Affiliates shall be required, in order to resolve any such objections or Legal Proceedings (or threatened Legal Proceedings) or otherwise to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action or (B) propose, negotiate, or offer to effect, or consent or commit to, any such sale, lease, license, transfer, disposal, divestiture of, or other Encumbrance on, or holding separate of, before or after the Closing, any material assets, licenses, operations, rights, product lines, businesses, or interest therein of the Acquirer or the Company (or any of the.it; respective subsidiaries or other Affiliates), (ii) take or agree to take any other action or agree or consent to any material limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such material assets, licenses, operations, rights, product lines, businesses, or interest therein of the Acquirer or the Company (or any of their respective subsidiaries or other Affiliates), (ill) take or agree to take any other action or agree or consent to the holding separate of the Equity Interests of the Company or any material limitation or regulation on the ability of the Acquirer or any of its Affiliates to exercise full rights of ownership of such Equity Interests, or (iv) take or agree to take any other material action that is not conditioned on the consummation of the Merger (any one or more of the foregoing actions, a "Restraint'). The Acquirer may compel the Company to agree to any Restraint (or agree to take such Restraint) if such Restraint is effective only after the Closing. The Company may not agree to any Restraint without the prior written consent of the Acquirer.

4.7
Access. The Company shall afford to the Acquirer and its Representatives reasonable access during normal business hours to all of the Company's properties, books, Contracts, records, and correspondence (in each case, whether in physical or electronic form) and senior management of the Company and the Company shall furnish promptly to the Acquirer all material information in the Company's possession concerning the Company's businesses, properties, and personnel as the Acquirer may reasonably request; provided, that such access does not unreasonably interfere with the normal operations of the Company.

4.8
Third-Party Consents: Notices. Following consultation with the Acquirer, during the Pre-Closing Period, the Company shall use all reasonable efforts to obtain prior to the Closing, and deliver to the Acquirer at or prior to the Closing, all consents, waivers, and approvals under each Contract listed or described on Schedule 2.3(b) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(6) of the Company Disclosure Letter if entered into prior to the Agreement Date).

4.9
Form 8832 Election. The Company has, prior to the Agreement Date, made a valid election on IRS Form 8832 to be classified for income tax purposes as an association taxable as a corporation.
4.10
No Solicitation.
(a)
During the Pre-Closing Period, the Company will not, and the Company will not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support, or induce the making, submission, or announcement of any inquiry, expression of interest, proposal, or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain, or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal, or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ill) agree to, accept, approve, endorse, or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of the Sole Owner, or (vi) enter into any other transaction or series of transactions the consummation of which would impede, interfere with, prevent, or delay, or would reasonably be expected to impede, interfere with, prevent, or delay, the consummation of the Merger or the Transactions. The Company will, and will cause its Representatives to, (y) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (z) immediately revoke or withdraw access of any Person (other than the Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal. If any of the Company's Representatives, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 4.10 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section4.10.

"Acquisition Proposal' means, with respect to the Company, any agreement, offer, proposal, or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by the Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, or from the Sole Owner, by any Person or Group of any equity interest of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning equity interests of the Company or any merger, consolidation, business combination, or similar transaction involving the Company, (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions, (C) any liquidation, dissolution, recapitalization, or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property, or (D) any other transaction the consummation of which would impede, interfere with, prevent, or delay, or would reasonably be expected to impede, interfere with, prevent, or delay, the consummation of the Merger or the other Transactions.

(b)
The Company shall promptly (but in any event, within 48 hours) notify the Acquirer orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company's Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ill) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or for access to any of the properties, books, or records of the Company by any Person or Persons other than the Acquirer and its Representatives.

4.12
Certificate of Designation. The Acquirer shall file with the Secretary of the State of Nevada a Certificate of Designation in the form attached as Exhibit E (the "Series S Coll') that sets forth the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series S Convertible Preferred Stock.
4.13
Notificatio11.
(a)
During the Pre-Closing Period, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company or the Sole Owner in Article II or of any covenant that would cause the conditions set forth in Section 5.1(a) or Section 5.l(b), as applicable, not to be satisfied as of the Closing Date, the Company shall promptly disclose in writing to the Acquirer such breach.

(b)
During the Pre-Closing Period, if the Acquirer becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in ,Article III or any covenant that would cause the conditions set forth in Section 5.2(a) or Section 5.2(b), as applicable, not to be satisfied as of the Closing Date, the Acquirer shall promptly disclose in writing to the Company such breach.
4.14
Securities Filings. The Company shall use commercially reasonable efforts to: (i) upon the Acquirer's request, assist the Acquirer and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company that may be required in connection with the Acquirer's SEC reporting obligations related to this Agreement or any of the Transactions and

(ii) promptly furnish such information as the Acquirer may reasonably request in connection with such financial statements or related to the performance of the Acquirer's SEC reporting obligations relating to this Agreement or any of the Transactions.

4.15
Post-Closing Activities of the Sole Owner. For not less than six months after the Closing, the Sole Owner will remain the Acquirer's Chief Medical Officer. Further, at no time thereafter will the Acquirer provide to the Sole Owner access to material, non-public information concerning the Acquirer during any period that the Sole Owner has the right to convert shares of Series S Convertible Preferred Stock into shares of Acquirer Common Stock. Finally, during the five year period that commences on the date that the Sole Owner is first eligible to convert any shares of Series S Convertible Preferred Stock into shares of Acquirer Common Stock, the Sole Owner will not dispose of any of such shares into the public markets in an amount that exceeds five percent of the daily trading volume of the Acquirer Common Stock during any trading day, as such daily volume is reported by the Nasdaq Stock Market (or other entity on which the shares of Acquirer Common Stock are then listed or quoted).

ARTICLEV

CONDITIONS PRECEDENT

5.1
Conditions Precedent to Obligations of the Acquirer and the Merger Sub to the Closing. The obligations of the Acquirer and Merger Sub to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by the Acquirer and Merger Sub at, or in connection with, the Closing will be subject to the satisfaction (or waiver by the Acquirer) of the following conditions:

(a)
Accuracy of Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be (without giving effect to any qualifier such as "material", "materiality", "in all material respects", "1fate.t:ial Adverse Effect", "material and adverse" or any similar term or phrase (other than 2.S(b)) true and correct in all material respects when made and as of the Closing Date as though made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of such certain date)

(b)
Performance of Agreements. The Company shall have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with by Company prior to the Closing.

(c)
Actions; Legality. There shall be no (i) Legal Proceeding of any kind or nature pending or t:h.t;eatened in writing by any Governmental Entity or (ii) material private Legal Proceeding pending, in either case against (A) the Acquirer or any of its Affiliates, or against the Company or any of its Affiliates, preventing or challenging the consummation of the Merger or the other Transactions, or (B) that is or may be otherwise material to the financial condition of the Company. The consummation of the Transactions shall be permitted by Applicable Law to which the Acquirer, the Merger Sub and the Company are subject.

(d)
Material Adverse Effect. Since the Agreement Date, the Company shall not have experienced a Material Adverse Effect.

(e)
Company Member Approval. The Company Member Approval shall have been duly and validly obtained, as required by the DLLC and the Governing Documents as in effect on the date of such approval.

(f)
Receipt of Closing Deliverables. The Company shall have delivered to the Acquirer, at or prior to the Closing, each of the closing deliverables set forth in Section 1.2(a).

5.2
Conditions Precedent to Obligations of the Company to the Closing. The obligations of the Company to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at, or in connection with, the Closing shall be subject to the satisfaction (or waiver by the Company) of the following conditions:

(a)
Accuracy of Representations and Warranties. Each of the representations and warranties of the Acquirer and the Merger Sub contained in this Agreement shall be (without giving effect to any qualifier such as "material", "materiality'', "in all material respects", "Material Adverse Effect'', "material and adverse" or any similar term or phrase) true and correct in all material respects when made and as of the Closing Date as though made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).
(b)
Performance of Agreements. The Acquirer and the Merger Sub shall have performed and complied in all material respects with each of the covenants and agreements under this Agreement that are to be performed or complied with by Acquirer and the Merger Sub prior to the Closing.

(c)
Actions; Legality. There shall be no (i) Legal Proceeding of any kind or nature pending or threatened in writing by any Governmental Entity or (ii) material private Legal Proceeding pending, in either case against (A) the Acquirer or any of its Affiliates or the Company or any of its Affiliates preventing or challenging the consummation of the Merger or the other Transactions or (B) that is or may be otherwise material to the financial condition of the Company. The consummation of the Transactions shall be permitted by Applicable Law to which the Acquirer, the Merger Sub, and the Company is subject.

(d)
Receipt of Closing Deliverables. The Acquirer and the Merger Sub shall have delivered to the Company, at or prior to the Closing, each of the closing deliverables set forth in Section 1.2(6).

ARTICLE VI

INDEMNIFICATION

6.1
Indemnification.

(a)
Subject to the limitations set forth in this Article VI, from and after the Closing, the Sole Owner shall indemnify, defend, and hold harmless the Acquirer, the Merger Sub, and the Surviving Company and their respective, managers, officers, directors, agents, and employees and each Person, if any, who controls the Acquirer within the meaning of the Securities Act (each, an "Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all actual or out-of-pocket losses, liabilities, damages, claims, fees, settlements, Taxes, interest, costs, and expenses, including penalties and costs of investigation, defense, and enforcement and reasonable fees and expenses of counsel, experts, and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, "indemnifiable Damage”), related to or arising out of:

(i)
any failure of any representation or warranty made by the Company or the Sole Own r herein to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)
any breach of, or default in connection with, any of the covenants, agreements, or obligations made by the Company or the Sole Owner herein or in any other agreements contemplated by the Transaction Documents or the Merger;

(iii)
any Company debt;

(iv)
any matter set forth on Schedule 2.6 of the Company Disclosure Letter or another schedule of the Company Disclosure Letter that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Agreement Date or the Closing;

(v)
any inaccuracies in the Company Closing Financial Certificate;

(vi)
any claims by (A) any then-current or former holder or alleged then- current or former holder of any Equity Interests of the Company, arising out of, resulting from or in connection with (1) the Transactions or this Agreement or (2) such Person's status or alleged status as a holder of Equity Interests of the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interest of the Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth herein, or (C) any Person with respect to any plan, policy, or Contract providing for compensation to any Person in the form of Equity Interests of the Company; or

(vii)
any fraud by the Company or on behalf of the Company by the Sole Owner or any of the Company's managers, officers, directors, employees, or agents under the Merger Agreement ("Fraud').

6.2
Indemnifiable Damage Threshold; Other Limitations.

(a)
Materiality standards or qualifications and qualifications by reference to the defined term "Material Adverse Effect" in any representation, warranty, covenant, agreement, or obligation (other than Section 2.4(a)) shall not be taken into account in determining whether a failure of such representation or warranty to be true or correct, or a breach of such covenant, agreement, or obligation, exists or taken into account in determining the amount of any Indemnifiable Damages with respect to such failure or breach.

(b)
Except for Indemnifiable Damages relating to or arising out of (i) Fraud or
(ii)
any failure of the Fundamental Representations to be true and correct, the aggregate liability of the Sole Owner for any claims pursuant to Section 6.1(a)(1) shall be limited to an amount equal to

$1,000,000 (the “Indemnity Cap Amount").

(c)
Notwithstanding anything to the contrary contained herein, (i) no Indemnified Person may make a claim in respect of any claim for Indemnifiable Damages relating to or arising out of the matters listed in Section 6.1(a)(i) (other than claims relating to or arising out of (y) Fraud or

(z) any failure of the Fundamental Representations to be true and correct) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages in an aggregate amount greater than $100,000 (the "Basket') has been delivered, in which case the Acquirer may make claims for indemnification, compensation, and reimbursement and shall cancel shares of the Series S Convertible Preferred Stock issued to the Sole Owner in an amount equal to all such Indemnifiable Damages (subject to the Indemnity Cap Amount) for such matters, less the Basket amount, in each case pursuant to the order set forth in Section 6.7 below. The Basket shall not apply to any other Indemnifiable Damages.

(d)
In the case of any claims for Indemnifiable Damages relating to or arising out of (i) any failure of the Fundamental Representations to be true or correct or (ii) Fraud (collectively, "Special Claims”), the aggregate liability for the Sole Owner shall be limited to $30,000,000 and shall be limited to cancellation of shares Series S Convertible Preferred Stock in accordance with Section 6.7.
(e)
Subject to Section 8.9 and except in connection with any claim for Fraud, following the Closing, this Article VI shall be the sole and exclusive monetary remedy of the Indemnified Persons for any claims arising under this Agreement.
6.3
Period for Claims: Survival Period.

(a)
The period (each, as applicable, a "Claims Period) during which claims may be made, and period for which the representations and warranties will survive (i) for Indemnifiable Damages relating to or arising out of the matters listed in Section 6.1(a)(i) (other than with respect to any of the Fundamental Representations or in the case of Fraud) shall commence at the Closing and terminate on the eighteen (18) month anniversary of the Closing Date, (ii) for Indemnifiable Damages

relating to or arising out of Fundamental Representation shall commence at the Closing and terminate on the six (6) year anniversary of the Closing Date, and (iii) for Indemnifiable Damages relating to or arising out of all other matters shall commence at the Closing and terminate on the date that is 60 days following the expiration of the applicable statute of limitations; provided, ho111ever, that (y) no right to indemnification pursuant to Article VI in respect of any claim that is set forth in a Claim Certificate delivered on or prior to the expiration of such representations and warranties shall be affected by such expiration and (z) that such expiration shall not affect the rights of any Indemnified Person under Article VI or otherwise to seek recove1y of Indemnifiable Damages relating to or arising out of Fraud.

(b)
The representations and warranties made by the Acquirer and the Merger Sub herein shall survive for eighteen (18) months after Closing Date, other than with respect to the representations in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7 and 3.8 (the "Acquirer Fundamental Representations") or in the case of Fraud. The Acquirer Fundamental Representations shall survive for six (6) years after the Closing Date. After the applicable time period, such representations and warranties shall expire and be of no further force or effect

(c)
All covenants, agreements, and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements, and obligations provide that they are to be performed after the Closing.

6.4
Claims.

(a)
From time to time during the Claims Period, the Acquirer may assert a claim for indemnification under this Article VI (each, an "Indemnification Claim") by providing a written notice ("Claim Certificate”) to the Sole Owner:

(i) stating that an Indemnified Person has incurred, paid, reserved, or accrued, or in good faith believes that it will incur, pay, reserve, or accrue, Indemnifiable Damages;

(li) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved, or accrued, may be the maximum amount believed by the Acquirer in good faith to be incurred, paid, reserved, accrued, or demanded by a third party); and

(iii)
specifying in reasonable detail (based upon the information then possessed by the Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related (e.g., the underlying representation or warranty alleged to have been untrue or incorrect or covenant or agreement alleged to have been breached).

(b)
Such Claim Certificate (i) need only specify such information to the knowledge of the Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate, and (iii) may be updated and amended from time to time by the Acquirer by delivering any updated or amended Claim Certificate; provided, that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period.

6.5
Resolution of Objections to Indemnification Claims.

(a)
If the Sole Owner does not contest, by written notice to the Acquirer, any claim or claims by an Indemnified Person made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then the Acquirer shall be allowed to cancel shares of the Series S Convertible Preferred Stock then registered in the name of the Sole Owner or any Affiliate, or any transferee thereof, all as provided in Section 6.7 below.

(b)
If the Sole Owner objects in writing to any claim or claims by the Acquirer made in any Claim Certificate within the 30-day period set forth in Section 6.S(a), the Acquirer and the Sole Owner shall attempt in good faith for 45 days after the Acquirer's receipt of such written objection to resolve such objection.

(c)
If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 6.5(6), then, in any event upon the expiration of such 45-day period, either the Acquirer or the Sole Owner may file suit in accordance with the terms of Section 8.10 to resolve the matter.

6.6
Third-Party Claims.

(a)
In the event the Acquirer becomes aware of a claim by a third party (a "Third- Party Claim”) that the Acquirer in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, the Acquirer shall have the right in its sole and absolute discretion to conduct the defense of and to settle or resolve such Third-Party Claim. The costs and expenses incurred by the Acquirer in connection with such defense, settlement, enforcement, or resolution (including reasonable attorneys' fees, other professionals' and experts' fees, and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder; provided, that any settlement of a Third-Party Claim (i) without the prior written consent of the Sole Owner (which consent shall not be unreasonably withheld, delayed, conditioned, or denied and which consent shall be deemed to have been given unless the Sole Owner shall have objected within 20 days after a written request therefor by the Acquirer) or (ii) absent an underlying breach by the Company of a representation, warranty, or covenant under this Agreement, shall not be determinative of the existence of a valid claim or the amount of Indemnifiable Damages.

(b)
The Sole Owner shall have the right to receive copies of all pleadings, notices, and communications with respect to such Third-Party Claim, and be entitled, at its own cost and expense, to participate in the defense of any such Third-Party Claim, in each case to the extent that receipt of such documents and the participation in such defense does not affect any privilege relating to any Indemnified Person, subject to execution by the Sole Owner of the Acquirer's (and, if required, such third-party's) standard, non-disclosure agreement to the extent that such materials contain confidential or propriety information. However, the Acquirer shall have the right in its sole and absolute discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment, or compromise thereof.

(c)
In the event that the Sole Owner has consented to the amount of any settlement or resolution by the Acquirer of any such claim (which consent shall not be unreasonably withheld, delayed, conditioned, or denied and which consent shall be deemed to have been given unless the Sole Owner shall have objected within 20 days after a written request therefor by the Acquirer), or if the Sole Owner shall have been determined to have unreasonably withheld, delayed, conditioned, or denied its consent to the amount of any such settlement or resolution, the Sole Owner shall not have any power or authority to object under this Article VI to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution.

(d)
Notwithstanding anything to the contrary in this Agreement, the Acquirer will not be permitted to settle, take any corrective or remedial action, or enter into an agreed judgment or consent decree with respect to a Third-Party Claim that does not unconditionally release the Indemnified Persons from all liabilities and obligations with respect thereto.

6.7
Payment of Indemnifiable Damages. Any Indemnifiable Damages payable to an Indemnified Person pursuant to this Article VI Error! Bookmark not defined. shall be satisfied by the cancellation of shares of Series S Convertible Preferred Stock. The Acquirer shall be allowed to cancel that number of shares of Series S Convertible Preferred Stock that has a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in the applicable Claim Certificate or such other amount as finally is determined as provided io Section 6.5 and Section 6.6;provided, that the per-share value of any shares of Series S Convertible Preferred Stock canceled to satisfy any Indemnification Claim under this Article VI shall be the stated value thereof (i.e., $300.00). Any such cancellation of shares of Series S Convertible Preferred Stock shall occur in the following order. (a) first, from shares of Series S Convertible Preferred Stock that are allocated to the $17 Million Tranche (as that term is defined io the Series S CoD) that, as of the first date on which the Acquirer may effectuate such cancellation, are then convertible but that have not been converted into shares of the Acquirer Common Stock; (b) second, from shares of Series S Convertible Preferred Stock that are allocated to the $10 Million Tranche (as that term is defined in the Series S CoD) that, as of the first date on which the Acquirer may effectuate such cancellation, are then convertible but that have not been converted into shares of the Acquirer Common Stock; and (c) third, from shares of the $3 Million Tranche (as that term is defined in the Series S CoD) that, as of the :first date on which the Acquirer may effectuate such cancellation, are then convertible but that have not been converted into shares of the Acquirer Common Stock.

6.8
Treatment of Indemnification Payments. The Acquirer and the Sole Owner agree to treat (and cause their respective Affiliates to treat) any payment received by any Indemnified Person pursuant to this Article VI as an adjustment to the Total Merger Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

6.9
Effect of Investigation. The representations, warranties, and covenants of the Sole Owner, and each Indemnified Person's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Acquirer, the Merger Sub, or any Indemnified Person (including by any of their Representatives) or by reason of the fact that the Acquirer, the Merger Sub, or any Indemnified Person or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Error! Reference source not found.(a).

ARTICLE VII

TERMINATION

7.1
Termination. This Agreement may be terminated at any time prior to the Closing:

(a)
by the mutual written consent of the Acquirer and the Company;

(b)
by the Acquirer or the Company if the Closing has not occurred on or before the date that is 30 days after the Agreement Date; provided that, if either the Acquirer or the Company is then in breach of this Agreement and such breach shall have been the cause of the failure of the Closing to occur by such date, then the Acquirer or the Company, as the case may be, may not terminate this Agreement pursuant to this Section 7.1(b);

(c)
by the Acquirer, by written notice to the Company, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement, or obligation of, the Company or the Sole Owner herein and such inaccuracy or breach shall not have been cured within 30 days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such 30-day period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 5.1 to be satisfied; provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; or

(cl) by the Company, by written notice to the Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement, or obligation of, the Acquirer herein and such inaccuracy or breach shall not have been cured within 30 days after receipt by the Acquirer of written notice of such inaccuracy or breach and, if not cured within such 30-day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.2 to be satisfied; provided, that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured.

7.2
Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith begiven by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no further force or effect, and the Transactions shall be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, this Section 7.2 and Article VIII shall survive indefinitely, and nothing herein shall relieve any party hereto of any Liability for Fraud or any breach of this Agreement occurring prior to such termination.

ARTICLE VIII

GENERAL PROVISIONS

8.1
Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (postage prepaid and return receipt requested) or sent via facsimile or electronic mail (in each case, as provided below and with automated or personal confirmation of receipt) to the parties hereto at their following address (or at such other address for a party as shall be specified by like notice):

(a)
if to the Acquirer, the Company (post-closing), or the Merger Sub, to:

JanOne Inc.

325E. Wam1Springs Road, Suite 102 Las Vegas, Nevada 89119

Attention: Tony Isaac Telephone No.: 702-997-5968 E-mail: tisaac@arcainc.com with a mandatory copy (which shall not constitute notice) to:

Clark Hill PLC

555 South Flower Street, 24th Floor Los Angeles, California 90071 Attention: Randy Katz

Telephone No.: 213-417-5310

E-mail: rkatz@clarkhill.com

(b)
If to the Company (pre-closing) or the Sole Owner, to: Amol Soin, M.D.

7076 Corporate Way #201

Dayton, Ohio 45459 Attention: Amol Soin Telephone No.: 937-434-2226 E-mail: drsoio@gmail.com with a mandatory copy (which shall not constitute notice) to: Taft Stettinius & Hollister LLP

425 Walnut Street Suite 1800

Cincinnati, Ohio 45202-3957 Attention: Gregory W. Bee Telephone No.: 513-357-9673 E-mail: bee@taftlaw.com

and

Attention: Tracey A. Puthoff Telephone No.: 513-357-9314 E-mail: puthoff@taftlaw.com

Any notice given as specified in this Section 8.1 (i) if delivered personally or electronic mail transmission (provided that the sender of such e-mail does not receive a written notification of delivery failure) shall conclusively be deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day, (ii) if sent by commercial delivery service shall conclusively be deemed to have been delivered in accordance with such services' usual delivery terms, but, in no event, later than two Business Days after tender to such commercial delivery service, and (ii) if sent by registered or certified mail (postage prepaid and return receipt requested) shall conclusively be deemed to have been delivered on the third Business Day after tender to the United States Postal Service.

8.2
Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules, or Exhibits, such reference shall be to an Article, Section, or subsection of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes," and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." Where a reference is made to a Contract, instrument, or Applicable Law, such reference is to such Contract, instrument, or Applicable Law, as amended, modified, or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement othe1wise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereto," "hereunder," and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection,

(v) references to a series of clauses are inclusive of the endpoint clauses (e.g., "clause (x) through (y)" is inclusive of clauses (x) and (y)), (vi) references to any Person include the predecessors, successors, and permitted assigns of that Person, (vii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, and (viii) the phrases "provide to," "made available," and "deliver to" and phrases of similar import shall mean that a true, correct, and complete paper or electronic copy of the information or material referenced has been delivered to the party to whom such information or material is to be provided. The symbol "$" refers to United States Dollars. The word "extent'' in the phrase "to the extent" means the degree to which a subject or other thing extends and such phrase shall not mean simply "if." All references to "days" shall be to calendar days unless otherwise indicated as a ''Business Day." Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day and, if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fifth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

8.3
Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time prior to the Closing pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided, that, after the Company Member Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Sole Member without such further approval.

8.4
Waiver. Any failure of the Acquirer or the Merger Sub, on the one hand, or the Company or the Sole Owner, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or the Sole Owner (with respect to any failure by the Acquirer or the Merger Sub) or by the Acquirer or the Merger Sub (with respect to any failure by the Company or the Sole Owner), respectively, only by a written instrument signed by the party granting such waiver; but, such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5
Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g.,www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.6
Entire Agreement.: Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter,

(a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VI is intended to benefit the Indemnified Persons).

8.7
Assignment. Neither this Agreement nor any of the rights and obligations under th.is Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that the Acquirer and the Merger Sub may assign their respective rights and delegate their respective obligations under this Agreement to any direct or indirect wholly owned subsidiary of the Acquirer without the prior consent of any other party hereto; provided, that, notwithstanding any such assignment, the Acquirer and/or the Merger Sub, as applicable, shall remain liable for all of its respective obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.8
Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessa1-y to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business, and other purposes of such void or unenforceable provision.

8.9
Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to one or more temporary restraining orders, injunctions, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with any of the remedies described herein.

8.10
Governing Law; Submission to Jurisdiction; Consent to Service of Process.
(a)
This Agreement, all acts, and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law that would refer a matter to a different jurisdiction.

(b)
The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate com,: therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court for the District of Delaware sitting in the City of Wilmington, New Castle County, State of Delaware and any appellate court therefrom (collectively, the "Delaware Court”), in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Further, the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware Courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. A party hereto may apply either to a court: of competent jurisdiction for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 8.10.

8.11
WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMISSIBLE, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTTO TRIAL BYJURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE,AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THATSUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE APPLICATION OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WANERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGES NEXT]

IN WTINESS WHEREOF, the Acquirer, the Merger Sub, the Company, and the Sole Owner have each caused this Agreement and Plan of Merger to be executed and delivered by thei.t respective managers, officers thereunto duly authorized or by an individual, as relevant, all as of the date first written above.

JANONEINC.

By: .,Tony Isaac, Chief Executive 0-cer"

STI MERGER SUB INC.

By,---?

Tony Isaac, Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, tl1e Acquirer, the Merger Sub, the Company, and the Sole Owner have each caused this Agreement and Plan of Merger to be executed and delivered by their respective managers or officers thereunto duly authorized or by an individual, as relevant, all as of the date first written above.

SOIN THERAPEUTICS, LLC

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Definitions

As used herein, the following terms shall have the meanings indicated below:

"Acquirer Common Stock” means the shares of Common Stock, $0.001 par value per share, of the Acquirer.

"Affiliate' means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

"Applicable Law' means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, guidance, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person's Affiliates or to any of their respective assets, properties or businesses.

"Business” means the business of the Company as currently conducted, including the design, development, operation, production, marketing, sale, resale, licensing, and distribution of a low-dose naltrexone for treating chronic regional pain syndrome.

"Business Day' means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in Las Vegas, Nevada or Dayton, Ohio.

"CARES Act' shall mean the Coronavirus Aid, Relief, and Economic Security Act.

"Code' means the United States Internal Revenue Code of 1986, as amended.

"Company Cash” means the aggregate amount of unrestricted cash and cash equivalents of the Company as of the Closing.

"Company Closing Financial Certificate' means a certificate, in the form attached hereto for informational purposes only as Exhibit C, executed and delivered by an officer of the Company and dated as of the Closing Date, certifying, as of the Closing, the amount of (i) Company Cash, and (ii) Company Debt, including an itemized list of each item of Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed.

"Company Debt' means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases, or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations of the Company to pay rent or other payment amounts under a lease that is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances, or similar facilities issued for the account of the Company, (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs, and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (viii) all underfunded liabilities, assuming contingencies are satisfied, under any Company Employee Plans, including defined benefit plans, or due to the application of any terms contemplated or agreed upon with any labor organization or similar arrangement, including the employer portion of any related payroll taxes with respect thereto, (ix) all guaranties, endorsements, assumptions, and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (viii) appertaining to third parties, and (x) all Pre-Closing Taxes and any other liabilities for Taxes incurred through or in accordance with the Closing (including the employer portion of employment-related Taxes arising in connection with any payment required pursuant to, o:r arising as a result of, this Agreement or the Transactions, and including any such Taxes that have been deferred pursuant to the CARES Act and any related interest), whether or not such liabilities for Taxes would be then due.

"Company Membership Interests' means, collectively, the membership interests of the Company and any other Equity Interests of the Company.

"Company Transaction Documents' means, collectively, this Agreement and each other Transaction Document to which the Company is or will be a party.

"Contract' means any written or oral legally binding contract, agreement, instrument, commitment, or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent, and purchase orders).

"COVID-19' means the novel coronavirus 2019 referred to as COVID-19 and all variants.

"COVID-19 Pandemic' means the epidemic, pandemic, or disease outbreak associated with COVID-19.

"DGCE' means the General Corporation Law of the State of Delaware.

"DLLC' means Delaware's Limited Liability Company Act, 6 Del.C. § 18-101, et seq.

"Encumbrance' means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, or collateral assignment.

"Equity Interests' means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture, or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription, or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture, or equity interest, in all cases, whether vested or unvested.

"Exchange Ad' means the Securities Exchange Act of 1934, as amended.

"Fundamental Representations' means the representations and warranties made by the Company in Section 2.1, but excluding the representations and warranties in the second sentence of Section 2.1 relating to foreign qualifications (Organization, Standing, Power, and Subsidiaries), Section 2.2(a) (Capital Structure), Section 2.3(a) (Authority), Section 2.9(a) (Title to, Condition and Sufficiency of, Assets; Real Property), and Section 2.17 (Transaction Fees) of this Agreement, including in any certificate delivered to the Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections.

"Governing Documents" means, collectively, with respect to an entity, the entity's articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, charter, bylaws, operating agreement, company agreement, or other certificates, instruments, documents, or agreements adopted to govern the formation or internal affairs of the entity, as applicable, including any and all amendments or restatements to such documents.

"Government Official' means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official, or candidate for political office, (iii) any official, employee, agent, or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent, or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

"Governmental Entity' means any supranational, national, state, municipal, local, or foreign government, any court, tribunal, arbitrator, administrative agency, commission, regulatory authority, or other Government Official, authority, or instrumentality, in each case whether domestic or foreign, any stock exchange, local or supranational central bank or similar self-regulatory organization, or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Taxing, or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity, and any court or other tribunal).

"Governmental Order' means any Order made, issued, or entered by or with any Governmental Entity.

"Group' has the meaning ascribed to such term under Section 13(cl) of the Exchange Act, the rules and regulations thereunder, and related case law.

"IRS' means the United States Internal Revenue Service.

"knowledge' or "Knowledge' means, with respect to any fact, circumstance, event, or other matter in question, the actual knowledge of such fact, circumstance, event, or other matter, after reasonable inquiry, of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the executive officers of such Person.

"Legal Proceeding' means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, or investigation, in each case whether civil, criminal, administrative, judicial, or investigative, or any appeal therefrom.

"Liabilities' (and, with correlative meaning, "Liability') means all debts, liabilities, commitments, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment, or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

"Material Adverse Effect' means, with respect to any Person, any change, event, violation, inaccuracy, circumstance, or effect (each, an "Effect') that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements, or obligations of, such Person herein, is, or would reasonably be likely to be or become, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets), liabilities, business, ope1-ati.ons, or results of operations of such Person and its subsidiaries (taken as a whole), except to the extent that any such Effect results from (i) any change, effect, or circumstance resulting from an action required or permitted by this Agreement, (ii) any change, effect, or circumstance resulting from the announcement of this Agreement, (ill) any change in general economic conditions, (iv) any change affecting the industry generally in which such Person operates,

(v) any change in Applicable Law, (vi) any condition caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God (including the COVID-19 Pandemic, any other pandemic, and any governmental response thereto); and (vii) any change in accounting principles; provided, that, in each case of clauses (i) - (vi), such changes do not affect such Person disproportionately as compared to such Person's competitors.

"Order' means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

"Permitted Encumbrances' means: (i) statutory liens for current Taxes that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings, (ii) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics, and materialmen, to secure claims for labor, materials or supplies, and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods, and (vi) transfer restrictions encumbering the Company Membership Interests under any relevant agreements and under applicable securities laws.

"Person'' means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization, Governmental Entity, or other entity.

"Personal Data" means any information that identifies, describes, relates to, is capable of being associated with, could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household, including a name, an identification number, unique personal identifier, biometric information, probabilistic identifier, location data, commercial information including products or services purchased, obtained, or considered, or other purchasing or consuming histories or tendencies, professional-, educational-, or employment-related information, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, political, or social identity of that natural person, or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, sensitive data, special categories of personal data, or personal information under Applicable Law, including Tracking Data.

'' Pre-Closing Taxes' means any (i) Taxes of the Company for a Pre-Closing Tax Period, (ii) Taxes of the Sole Owner (including capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Company) for any Tax period, (iii) Taxes for which the Company (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) by reason of such entity being included in any consolidated, affiliated, combined, or unitary group at any time on or before the Closing Date, and (iv) Taxes of any other Person for which the Company is liable if the agreement, event, or occurrence giving rise to such Liability occurred on or before the Closing Date. Notwithstanding anything to this Agreement to the contrary, Pre-Closing Taxes includes any payroll taxes and other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Tues are due and payable as of the Closing Date (and, for the avoidance of doubt, shall include any such Taxes that were deferred pursuant to the CARES Act).

"Pre-Closing Tax Period' means any Taxable period (or portion thereof) ending on or prior to the Closing Date.

"Representatives' means, with respect to a Person, such Person's managers, members, officers, directors, Affiliates, equity holders, or employees, or any investment banker, attorney, accountant, auditor, or other advisor or representative retained by any of them.

"SEC” means the United States Securities and Exchange Commission.

"Securities Act” means the Securities Act of 1933, as amended.

"Tax” (and, with correlative meaning, "Taxes' and "Taxable”) means (i) any net income, alternative, or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible, or intangible), environmental, or windfall profit tax, custom duty, imputed underpayment, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount (whether disputed or not) imposed by any Governmental Entity having or purporting to have responsibility for the imposition of any such tax (domestic or foreign) (each, a "Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clauses Q) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

"Tax Deductions' means the aggregate amount of any income Tax deductions attributable to (i) the Transaction Expenses, (ii) any business interest deduction carryforward pursuant to Section 163Q)(2) of the Code, and (iii) any "net operating loss" within the meaning of Section 172(c) of the Code (or any similar provision of state, local, or foreign law) of the Company with respect to any Pre-Closing Tax Period that is not attributable to any of the other subclauses in this defined term and is available to be carried forward to any Tax year or period (or portion thereof) of the Acquirer or its Affiliates (including the Company after the Closing Date) beginning after the Closing Date.

"Tax Return' means any return, statement, report, or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns, and reports), including any amendment thereof, filed or required to be filed with respect to Truces.

"Tracking Data" means (i) any .information or data collected in relation to online, artificial intelligence, or machine model training, mobile, or other electronic activities or communications to the extent that it can reasonably be associated, directly or indirectly, with a particular Person, user, computer, mobile, or other device, or instance of any application or mobile application, (ii) any information or data collected in relation to off-line activities or communications that can reasonably be associated, directly or indirectly, with or that derives from a particular Person, user, computer, mobile, or other device or instance of any application or mobile application, or (iii) any device or network identifier (including IP address or MAC address), device activity data, or data collected from a networked physical object.

"Transaction Document ' means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.

"Transaction Expense5' means all third-party fees, costs, expenses, payments, and expenditures incurred by or on behalf of the Company in connection with this Agreement and the Transactions, whether or not .incurred, billed, or accrued, including (1) any fees, costs, expenses, payments, and expenditures of legal counsel and accountants, (ii) the maximum amount of fees, costs, expenses, payments, and expenditures payable to brokers, finders, financial advisors, investment bankers, or similar Persons notwithstanding any future conversion rights in respect of shares of the Series S Convertible Preferred Stock, or other contingencies, (iii) all bonuses, severance obligations, or other compensatory amounts owed by the Company to any of their respective members, directors, officers, employees, and/or consultants in connection with the Transactions, that are unpaid as of the Closing and the employer portion of any related payroll truces with respect thereto, and (iv) any such fees, costs, expenses, payments, and expenditures incurred by Company members paid for or to be paid for by the Company.

"Treasury Regulations' means the United States Treasury regulations promulgated under the Code.

EXHIBITB

Certificate of Merger

[Please see attached.]

EXHIBITC

[RESERVED]

EXHIBITD

Required Actions

Filing of IRS Form 8332

EXHIBITE

Certificate of Designation of Series S Convertible Preferred Stock

[Please see attached.]